FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Closes Acquisition of $528 million of Primarily Net Lease
Properties from GE Capital

These 377 Properties, Formerly Part of the Trustreet Properties Portfolio, Signal the Final Phase in ARCT IV’s Equity Capital Deployment

ARCT IV to Close the Remaining GE Capital Portfolio Properties and Finalize a $2.3 Billion Portfolio during the Third Quarter

New York, New York, June 28, 2013 – American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it has closed on the acquisition of 377 primarily net lease retail properties as part of its previously announced portfolio acquisition from certain affiliates of GE Capital. The GE Capital portfolio is part of the formerly publicly traded Trustreet Properties, Inc. portfolio. The 377 properties were purchased for $528.2 million, exclusive of closing costs, and represent significant progress toward the purchase of up to $1.45 billion of properties within the GE Capital portfolio and completion of the Company’s acquisitions. The tenants of the 377 properties are concentrated in the retail sector, including high quality, nationally recognized quick service restaurant brands such as Kentucky Fried Chicken, Wendy’s and Pizza Hut.

ARCT IV intends to close the balance of the GE Capital portfolio and complete substantially all of the remainder of its property purchases during the third quarter. The balance of the GE Capital portfolio will be purchased for up to $920 million, exclusive of closing costs, accounting for a substantial component of the Company’s expected $2.3 billion portfolio. The remainder of ARCT IV’s acquisitions will be made using existing proceeds from its equity raise and low cost debt available to the Company from its recently announced credit facility, as necessary.

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCT IV commented, “This acquisition is important for several reasons. First, it positions the Company, with substantial capital having been invested, to pursue its strategic liquidity options immediately, in a market that has proved very receptive for net lease REITs. Second, it further diversifies our property portfolio with a continuing focus on well-branded retail locations that provide essential goods and services. Third, it is testimony to the hard work and dedication of our acquisitions team, who thoroughly evaluated 377 properties in only three weeks. We expect to close the remainder of the GE Capital portfolio, formerly part of Trustreet Properties, during the third quarter of 2013. We have constructed one of the best-in-class, lowest leveraged, long-duration, retail focused net lease portfolios in the REIT industry. We expect that these attributes will translate into value for our shareholders.”

About the Company

ARCT IV is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes for the taxable year ended December 31, 2012. Additional information about ARCT IV can be found on its website at www.arct-4.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust IV, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)